Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-262940 and No. 333-269065) and on Form S-8 (No. 333-264895) of Codere Online Luxembourg, S.A. and subsidiaries of our report dated April 28, 2023, with respect to the consolidated carve-out financial statements of Codere Online Luxembourg, S.A. and subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young, S.L.

Madrid, Spain

April 28, 2023